EXHIBIT 21

               SUBSIDIARIES OF THE REGISTRANT
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

NAME OF THE SUBSIDIARY            STATE OR COUNTRY OF ORGANIZATION

Ault Korea Corporation            Seoul, Korea

Ault (XiangHe) Electronics Co.    XiangHe, The Peoples Republic of China
Ltd.
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